CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-152142, 333-165559, 333-180076, and 333-212707 on Form S-8 of our reports dated March 7, 2019, relating to (1) the 2018 financial statements and the retrospective adjustments to the 2017 and 2016 financial statements of Energy Recovery, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of a new accounting standard), and (2) the effectiveness of Energy Recovery, Inc.'s internal control over financial reporting as of December 31, 2018, appearing in this Annual Report on Form 10-K of Energy Recovery, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 7, 2019